EXECUTION VERSION
June ____5_____, 2024

(A) Freyr Battery US Holding, Inc.

(B)     FREYR Battery, Inc.

and

(C) Oscar K. Brown

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is between:
(i)FREYR Battery US Holding, Inc., a Delaware Corporation (the “Company”);
(ii)FREYR Battery, Inc., a Delaware Corporation (the “Parent Company”); and
(iii)Oscar K. Brown (the “Employee”).
RECITALS
(A)The Employee was employed by the Company as the Group Chief Financial Officer of the Parent Company and its subsidiaries (including the Company) under the terms of an employment agreement made and entered into as of May 9, 2022 (the “Employment Agreement”).
(B)The Company and the Parent Company are entering into this Agreement for themselves and as agents for all Group Companies and are duly authorized to act on their behalf. A “Group Company” is any company which is for the time being a subsidiary of the Parent Company.
(C)The Employee decided to voluntarily resign from his employment with the Parent Company and each Group Company (including the Company) pursuant to clause (v) of the introductory paragraph of Section 6 and Section 6(a) of the Employment Agreement.
(D)The Employee provided notice to the Company on Friday, May 31, 2024, that he would be resigning.
(E)Effective as of the date the new Chief Financial Officer commences employment, which is expected to occur on June 13, 2024 (the “Transition Date”), the Employee will cease serving in the role of Group Chief Financial Officer and commence serving as a special advisor to the Chief Executive Officer (“CEO”) of the Parent Company.
(F)Executive’s employment with the Company and each Group Company, and his role as special advisor to the CEO, shall terminate effective as of June 21, 2024 (such date, the “Termination Date”, and the period from the Transition Date through the Termination Date, the “Transition Period”).
IT IS AGREED as follows:
1.TERMINATION OF EMPLOYMENT; TRANSITION DUTIES
1.1The employment relationship between the Employee, the Parent Company, the Company, and each other Group Company shall terminate on the Termination Date.
1.2During the Transition Period, subject to Section 1.3, the Employee is no longer required to perform the Employee’s regular duties pertaining to the Employee’s position as Group Chief Financial Officer of the Parent Company and each Group Company.
1.3During the Transition Period, the Employee shall have the role of special advisor to the Chief Executive Officer (“CEO”) of the Parent Company to ensure efficient knowledge transfer and hand-over of tasks and assist the new Group Chief Financial Officer with transition matters, as requested by the CEO or new Group Chief Financial Officer.
1.4During the Transition Period, the Employee is not permitted to take on other employment, duty or commission without the Parent Company’s prior written consent. As of the Transition Date, the Employee is no longer expected to perform the Employee’s regular duties pertaining to the position as Group Chief Financial Officer of the Parent Company and each Group Company.
1.5The Employee’s obligations to act in good faith and in the best interests of the Company, the Parent Company and all Group Companies and the Employee’s other obligations under the Employment Agreement remains in full force and effect until the Termination Date. The

Employee remains bound by all policies and procedures of the Company, the Parent Company, and all Group Companies through the Termination Date.
2.OFFICERSHIPS AND DIRECTORSHIP IN GROUP COMPANIES
2.1Effective as of the Termination Date, the Employee is deemed to have automatically resigned from all officerships and directorships of the Parent Company, the Company and any Group Company (including the board position in Nidec Energy AS) and, if required or requested by the Parent Company or any Group Company, the Employee shall promptly take any action to formalize such resignation.
3.PAYMENT OF SALARY AND BENEFITS UNTIL TERMINATION DATE; ON-GOING TAX EQUALIZATION PAYMENTS
3.1The Company will pay and provide the Employee with Employee’s current Base Salary and employee benefits until the Termination Date, less applicable tax withholding and other authorized deductions. In addition, notwithstanding the termination of the Employment Agreement or Employee’s employment with the Group Company, the Company will continue to pay all amounts due and owing under Section 3(f) of the Employment Agreement for so long as any such payments are necessary to ensure that Employee receives the full benefit of Section 3(f) of the Employment Agreement solely with respect to payments pursuant to this Section 3.1 (i.e., the Company will continue to make payments under this Section 3.1 pursuant to Section 3(f) of the Employment Agreement so long as Employee has any tax liability (including any tax liability on any such payment) in any country relating to compensation paid to the Employee from the Company, if, and only if, the Company has requested that the Employee perform work in such country, such that the Employee will be, from an economic perspective, no worse off than if the Employee had lived, worked and incurred tax liabilities only in the United States).
4.TERMINATION BY VOLUNTARY RESIGNATION; FINAL PAY
4.1The Employee, the Company and the Parent Company agree that the Employment Agreement shall, effective as of the Termination Date, terminate as a result of the Employee’s voluntary resignation pursuant to clause (v) of the introductory paragraph of Section 6 and Section 6(a) of the Employment Agreement, and that Employee is not entitled to any severance pursuant to Section 6(b) of the Employment Agreement (or equity acceleration pursuant to Sections 3(c)-(e) of the Employment Agreement) in connection with the Employee’s voluntary resignation of employment.
4.2Regardless of the Employee’s execution of this Agreement, Employee will receive the Employee’s base salary at the current rate through the Termination Date, payable no later than the first regularly scheduled payroll date following the Termination Date, less applicable withholdings and deductions.
4.3Pursuant to Section 6(a) of the Employment Agreement, the Employee will not be entitled to payment of any cash bonus under the Parent Company’s short- term incentive plan for 2024.
4.4The Company will reimburse the Employee for all expenses reasonably and properly incurred and reported by the Employee prior to the Termination Date in accordance with Section 4 of the Employment Agreement, payable on the Company’s first regularly scheduled payroll date which occurs at least ten (10) business days after the Termination Date, provided all supporting documents were properly submitted in advance.
4.5The Employee represents, warrants and confirms that the Employee has been properly paid all salary, wages, commissions, bonuses and other compensation due to the Employee and the Company and Parent Company owe Employee no wages, overtime pay, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement.
4.6The Company waives any claims against the Employee for reimbursement of personal income taxes or similar taxes or contributions that the Company or any Group Company have paid on behalf of the Employee in Luxembourg and/or Norway for 2022, 2023 and/or 2024. The Employee shall be solely responsible to correctly reflect any benefit obtained through such waiver in his tax filings and for any resulting tax payments.
5.SEPARATION PAYMENT
5.1Notwithstanding that the Employee is not entitled to any severance under the Employee’s Employment Agreement, subject to the Employee fulfilling the Employee’s obligations hereunder and the conditions set forth herein, and the Employee’s timely execution and non-revocation of this Agreement pursuant to its terms, the Company shall pay the Employee a lump sum payment in the gross amount of $50,000, less all applicable federal, state and local withholding taxes and any other authorized or legally-required deductions, payable on the Company’s first regularly scheduled payroll date following the Effective Date (the “Separation Payment”).
6.STOCK OPTIONS AND RSUs
6.1All of the Employee’s Sign-On Options and LTIP Options that have vested as of the Termination Date must be exercised within three (3) months of the Termination Date.
6.2All of the Employee’s granted but unvested Sign-On Options, LTIP Options, and LTIP RSUs were automatically forfeited without payment of any consideration on the Termination Date.
6.3Employee shall not receive (or be entitled to receive) any additional equity incentive awards as of the Termination Date.
7.MUTUAL RELEASE OF CLAIMS.
7.1The Employee, on behalf of himself, the Employee’s spouse, heirs, administrators, representatives, executors, successors, assigns, and all other persons claiming through the Employee (collectively, the “Employee Releasers”), does hereby voluntarily, knowingly, and willingly release, waive, and forever discharge the Company, the Parent Company, the Group Companies together with each of their respective affiliates, together with each of their current, former or future directors, officers, partners, agents, members, employees, trustees, stockholders, investors, joint ventures, representatives, and attorneys, and each of their respective subsidiaries, affiliates, estates, predecessors, successors and assigns, each in their official capacities as representatives of the Company, the Parent Company or any Group Company (each, individually, a “Company Releasee” and collectively, the “Company Releasees”) from, and does fully waive any obligations of any of the Company Releasees to Employee Releasers for, any and all rights, actions, charges, causes of action, demands, damages, claims for relief, complaints, remuneration, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, demands, accounts, expenses (including attorneys’ fees and costs) or liabilities of any kind whatsoever, whether known or unknown, contingent or absolute (collectively, “Claims”), which the Employee or any other Employee Releaser ever had, now has, or may hereafter claim to have by reason of any matter, cause, or thing whatsoever: (i) arising from the beginning of time up to the date the Employee executes this Agreement, including, but not limited to, (A) any such Claims relating in any way to the Employee’s employment with the Company, the Parent Company or any other Company Releasee, including, but not limited to, the Employee’s relationship as a special advisor to the CEO, and (B) any such Claims arising under any federal, local, or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act

(as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Genetic Information Nondiscrimination Act of 2008, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code (specifically including the Texas Payday Law and the Texas Whistleblower Act) and the Texas Commission on Human Rights Act, each as amended and including each of their respective implementing regulations and/or any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived or released; (ii) arising out of or relating to the termination of the Employee’s employment with the Company, the Parent Company or any other Company Releasee, including, but not limited to, the Employee’s relationship as a special advisor to the CEO; or (iii) arising under or relating to any policy, agreement, understanding, or promise, written or oral, formal or informal, between the Company, the Parent Company or any other Company Releasee and the Employee (including, without limitation, the Employment Agreement).
7.2Notwithstanding anything herein to the contrary, Employee Releasers do not release, and this release and waiver does not apply to and shall not be construed to apply to: (A) any Claims the Employee may have that cannot be waived under applicable law; (B) rights under this Agreement; (C) any rights the Employee may have to vested benefits under qualified retirement and welfare programs; (D) any rights the Employee has or may have as a shareholder with respect to any shares of the Parent Company owned outright by the Employee; and (E) any claims or rights relating to indemnification of the Employee by the Company and Parent Company or to benefits under any directors or officers insurance policy maintained by the Company and/or Parent Company.
7.3The Company, the Parent Company, and the Group Companies, each on their own behalf and together on behalf of each of their respective controlled affiliates and together with each of their current, former or future directors, officers, partners, agents, members, employees, trustees, stockholders, investors, joint ventures, representatives, and attorneys, and each of their respective subsidiaries, affiliates, estates, predecessors, successors and assigns, each in their official capacities as representatives of the Company, the Parent Company or any Group Company (each, individually, a “Company Releaser” and collectively, the “Company Releasers”), hereby releases and discharges the Employee from any and all Claims that any of the Company Releasers now has or ever had relating to or arising from the Employee’s employment by or termination of employment with the Company, the Parent Company or any Group Company. Notwithstanding anything herein to the contrary, Company Releasers do not release, and this release and waiver does not apply to and shall not be construed to apply to potential Claims, if any, based on fraud or misappropriation by the Employee.
7.4The Company, the Parent Company, and the Group Companies may not, directly or indirectly, engage in any conduct or make any statement disparaging in any way the business or reputation of the Employee, or any goods or services offered by the Employee, nor shall the Company, the Parent Company or the Group Companies engage in any other conduct or make any other statement that could reasonably be expected to impair the goodwill or reputation of the Employee, in each case, except to the extent required by law.
7.5The Employee agrees that neither this Agreement, nor the furnishing of the consideration for this general release of claims, shall be deemed or construed at any time to be an admission by the Company, any other Company Releasee or the Employee of any improper or unlawful conduct. The Employee further acknowledges and agrees that the Company and the other Company

Releasees have fully satisfied any and all obligations owed to the Employee arising out of or relating to the Employee’s employment with the Company or any other Company Releasees, and no further sums, payments, or benefits are owed to the Employee by the Company or any of the other Company Releasees arising out of or relating to the Employee’s employment with the Company or any of the other Company Releasees, except as expressly provided in this Agreement.
7.6The Employee acknowledges that the Company has advised the Employee to consult with an attorney of the Employee’s own choosing prior to executing this Agreement. The Employee represents that the Employee has had the opportunity to review this Agreement with an attorney of the Employee’s choosing. The Employee also agrees and acknowledges that the Employee is receiving benefits and payments to which the Employee would not otherwise be entitled unless the Employee signs this Agreement, that the Employee has read the Agreement in its entirety and understands the Agreement, and that the Employee has entered into this Agreement freely, knowingly and voluntarily.
8.CONSIDERATION PERIOD; REVOCATION.
8.1The Employee has twenty-one (21) calendar days to consider the terms of this Agreement. However, the Employee may sign and return this Agreement before the expiration of the twenty-one (21) calendar day period. The Employee agrees that changes to this Agreement, whether material or immaterial, will not restart the running of the twenty-one (21) calendar day period. Once signed, the Employee will have seven (7) additional calendar days from the date that the Employee signs this Agreement to revoke the Employee’s consent. Such revocation must be in writing and must be addressed and personally delivered or mailed by United States registered mail or certified mail, return receipt requested, postage prepaid, addressed as follows:
Strandveien 50,
1366 Lysaker
Norway
Attn: Chief Legal Officer
Email: contract-notifications@freyrbattery.com
8.2If the Employee revokes the Employee’s consent within such seven (7) calendar day period, this Agreement shall be of no force or effect and the Employee shall have no right to the Separation Payment set forth in Section 5 of this Agreement.
8.3This Agreement will be considered effective and enforceable on the eighth (8th) calendar day following the date the Employee signs and returns this Agreement to the Company (the “Effective Date”).
9.CONTINUING OBLIGATIONS
9.1The Employee acknowledges and agrees that the Employee’s obligations under Section 7 (Confidentiality), Section 8 (Permitted Disclosures), Section 9 (Non-Disparagement), Section 10 (Non-Competition), Section 11 (Non-Solicitation of Customers), Section 12 (Non-Solicitation of Employees), Section 14 (Intellectual Property), Section 15 (Return of Property), Section 17 (Cooperation), and Section 27 (Governing Law) of the Employment Agreement survive the termination of engagement and are incorporated herein by reference (the “Continuing Obligations”). The Employee affirms that the restrictive covenants in the Employment Agreement are reasonable and necessary to protect the legitimate interests, including goodwill, of the Company and the Parent Company and that the Employee received adequate consideration in exchange for agreeing to those restrictions and will abide by those restrictions.

10.GENERAL
10.1Unless defined herein, terms defined in the Employment Agreement shall have the same meaning when used in this Agreement.
10.2This Agreement (including the Continuing Obligations) contains the entire agreement between the Company and the Employee relating to the matters contained herein and amends, supersedes and restates all prior agreements and understandings, oral or written, between the Company and the Employee with respect to the subject matter hereof.
10.3The parties acknowledge that, except as expressly set forth herein, no representations of any kind or character have been made by the other party to induce execution of this Agreement. It is further understood and agreed that the Employee has not relied upon any advice whatsoever from the Parent Company, the Company and their counsel regarding this Agreement.
10.4No modification or waiver of the terms of this Agreement shall be effective unless it appears in a writing signed by both parties to this Agreement.
10.5The language of all parts in this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party. The underlined headings herein are inserted for the convenience of the parties and shall not be construed to limit or modify the text of this Agreement.
10.6This Agreement shall be binding upon the parties, as well as their heirs, representatives, executors, administrators, successors, and assigns, and shall inure to the benefit of each and all of the persons, and to their heirs, representatives, executors, administrators, successors, and assignees.
10.7Should any provision in this Agreement be determined to be invalid, the validity of the remaining provisions shall not be affected thereby, and the invalid provision shall be deemed not to be part of this Agreement, and all remaining provisions shall remain valid and enforceable.
10.8A failure of any of the Company Releasees to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Agreement shall remain valid and binding.
10.9This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and such counterparts or duplicates together shall constitute one and the same instrument.

[Signature Page Follows]

SIGNED /s/ Tom Einar Jensen
For and on behalf of the Company
DATED 6/5/2024

SIGNED /s/ Tom Einar Jensen
For and on behalf of the Parent Company
DATED 6/5/2024

SIGNED /s/ Oscar K. Brown
By the Employee
DATED 6/5/2024